Exhibit 99.1

For Immediate Release:

IRS Relaxes Requirements, Opens Offer in Compromise Program to Thousands

IRS Commissioner Doug Shulman announces "big shift" in offer in compromise program to accommodate taxpayers impacted by unemployment or financial problems

HOUSTON, TX – March 22, 2010—The IRS recently announced several steps it plans to take this tax season to help accommodate taxpayers having difficulty meeting their tax obligations because of unemployment or financial problems. The steps are meant to help the large number of taxpayers impacted by the economic decline facing having to pay looming tax bills.

With the tax deadline less than a month away, IRS Commissioner Doug Shulman announced that he has extended more flexibility to IRS agents in considering tax settlements. In particular, IRS employees will be permitted to consider a taxpayer’s current income and potential for future income when negotiating an offer in compromise. Normally, the standard practice is to judge an offer amount on a taxpayer’s earnings in prior years, which can be misleading when unemployment or financial hardship occur. This new step provides greater flexibility when IRS employees consider offers in compromise from the unemployed.

"This could mark a significant shift in the way the IRS handles tax debt, particularly tax debt brought about by unemployment in a down economy," said Patrick Cox, Founder, President and Board Chairman of TaxMasters, Inc. "In an environment where our client base continues to grow, Shulman's directive to the IRS could mean more offers in compromise being accepted and more taxpayers being eligible to participate in the settlement program. We're very excited about what this announcement means to the U.S. taxpayer and TaxMasters’ client base."

But, some are wary of IRS promises. As Eileen Ambrose reported this week in The Baltimore Sun, "Some doubt just how generous the IRS will be. The agency made similar promises to be more flexible last year." Last year's enforcement actions saw the number of IRS liens increase by 26 percent and the number of rejected offers in compromise stay near the 80 percent range, leading to doubts as to the sincerity of the IRS and Commissioner Shulman.

If the IRS follows through with Commissioner Shulman's directive to relax its income requirement to qualify for an offer in compromise, it could significantly increase the number of accepted settlement offers in 2010 and beyond. "It's a big shift," Shulman is quoted as saying "This will allow thousands more in the [offer in compromise] program."

When asked about whether he expects the IRS to follow Shulman's direction, Mr. Cox said, "I certainly hope that will be the case. Regardless, TaxMasters will continue to use proven methods for helping people regain compliance with the IRS and find affordable ways to pay their tax debts. Commissioner Shulman is facing some significant collections issues, evidenced by our growth rate at TaxMasters. He is clearly trying to extend the offer in compromise to more people in an effort to collect revenue owed to the IRS. “

Cox continued, “At the same time, it’s important to understand that there are more options than the offer in compromise to help taxpayers with IRS problems. TaxMasters excels at guiding our clients through this process while helping them pay only what they owe, avoiding unnecessary penalties and interest.”

“We applaud Commissioner Shulman's leadership on behalf of the taxpayer and will do all we can to make sure TaxMasters' clients benefit from the relaxed income requirements for offers in compromise,” said Cox.

About TaxMasters, Inc.
TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x7000	610.228.2113

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